Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-71896), Form S-3ASR (No. 333-178428) and Forms S-8 (No. 33-43006, No. 33-55065, No. 333-39735, No. 333-94329, No. 333-115905, No. 333-102602, No. 333-90764, No. 333-97745 and No. 333-150704) of Laboratory Corporation of America Holdings of our report dated February 23, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

PricewaterhouseCoopers LLP
Greensboro, North Carolina
February 23, 2012